Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 6, 2017	Financial Media

Otter Tail Corporation Reports 2016 Diluted Earnings per Share from Continuing Operations of $1.60, Increases Quarterly Dividend and Provides 2017 Earnings Guidance from Continuing Operations of $1.60 to $1.75 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2016.

2016 Summary:

•	Consolidated operating revenues from continuing operations were $803.5 million compared with $779.8 million in 2015.

•	Consolidated net income from continuing operations increased to $62.0 million, or $1.60 per diluted share, from $58.6 million, or $1.56 per diluted share, in 2015.

•	Net income from discontinued operations was $0.3 million, or $0.01 per diluted share, in 2016 compared with $0.8 million and $0.02 per diluted share in 2015.

•	Consolidated net income totaled $62.3 million, or $1.61 per diluted share, compared with $59.3 million and $1.58 per diluted share for 2015.

•	The corporation’s board of directors increased the quarterly common stock dividend to $0.32 per share, an indicated annual dividend rate of $1.28 per share. This is a $0.03 per share increase over the 2016 rate. The dividend is payable on March 10, 2017 to shareholders of record on February 15, 2017.

•	The corporation expects 2017 diluted earnings per share from continuing operations to be in a range of $1.60 to $1.75.

CEO Overview

“Our dedicated workforce delivered 2016 diluted earnings per share of $1.60,” said President and CEO Chuck MacFarlane. “These are solid results accomplished while managing through unfavorable weather at the utility and difficult economic factors that affected our manufacturing companies.

“Mild weather in 2016 resulted in heating and cooling degree days at the utility that were 84.1 percent and 97.4 percent of normal, respectively. This negatively impacted earnings.

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“In addition, we recorded an estimated refund for revenues collected under interim rates that lowered Electric segment net income. The accrual reflects a modification of Otter Tail Power Company’s original request and other expected outcomes in the rate case filed with the Minnesota Public Utilities Commission in February 2016. We expect a final order this spring.

“Otter Tail Power Company continued its strong operational performance, finishing the year with the lowest OSHA rate in its history and the top electric utility residential customer satisfaction scores in the nation as measured by the American Customer Satisfaction Index.

“Otter Tail Power Company also made excellent progress on two key growth projects in 2016. The two 345-kilovolt transmission projects under construction that are Midcontinent Independent System Operator designated Multi-Value Projects are on schedule and on budget. We are a 50 percent owner in both the Big Stone South-Brookings line, scheduled for completion in 2017, and the Big Stone South-Ellendale line, scheduled for completion in 2019. Otter Tail Power Company manages the Big Stone South-Ellendale project.

“The company signed agreements in November 2016 to purchase a 150-megawatt wind farm in southeastern North Dakota that EDF Renewable Energy will design and build in 2019. The project will cost approximately $250 million.

“Overall, Otter Tail Power expects to invest $862 million from 2017 through 2021, including major investments in regional transmission projects, renewable energy, and natural gas-fired generation. This will produce a projected compounded annual growth rate of 7.5 percent in utility rate base from 2015 through 2021.

“Our Manufacturing segment showed improved earnings over 2015 despite adverse market conditions. BTD, our custom metal fabricator, accounted for the majority of the improvement with increased wind tower component sales at BTD’s Illinois plant and margin improvements associated with increased productivity and reduced logistics costs. Integration of BTD’s Georgia plant acquired in late 2015 continues to progress. Soft end markets negatively impacted BTD-Georgia’s 2016 financial performance more than at other BTD locations, but we are committed to this Southeast expansion to better serve BTD’s customers.

“In our Plastics segment, a combined 10.5 percent increase in sales volume at Vinyltech and Northern Pipe Products partially offset the effect of declining margins between sales prices and PVC resin prices. This resulted in a $1.5 million decrease in Plastics segment net income in 2016.

“Though business conditions may remain challenging for our manufacturing companies in 2017, our strategic initiatives to grow our businesses, achieve operational excellence, and develop our talent are strengthening our position in the markets we serve. We remain confident in our ability to grow earnings per share from continuing operations in the range of a 4 to 7 percent compounded annually from a 2016 base year.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated net cash provided by continuing operations in 2016 was $163.5 million compared with $131.5 million in 2015. The $32.0 million increase in cash provided by continuing operations between the years includes a $32.8 million reduction in cash used for working capital items due to:

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•	An $18.2 million decrease in cash used for accounts payable and other current liabilities at Otter Tail Power Company, reflecting higher levels of payables in December 2016 for coal deliveries and transmission services related to the colder temperatures in December 2016 and the payment, in January 2015, of large billings for coal transportation, coal and power purchased in December 2014.

•	A $10.7 million decrease in cash used for accounts payable and other current liabilities at the plastic pipe companies related to an increase in year-end resin purchases in 2016 compared to 2015.

•	A $7.3 million decrease in cash used for interest payable and income taxes receivable between the years, mainly related to having made a $4.0 million estimated tax payment in December 2015 that was refunded in the first quarter of 2016, as a five-year extension of bonus depreciation for income taxes, approved on December 18, 2015, resulted in a lower federal income tax liability for the Company in 2015.

offset by:

•	A $2.3 million increase in unbilled revenues in the Electric segment between the years resulting from the 2016 increase in interim rates in Minnesota and increased kwh sales due to colder weather in December 2016 compared with December 2015.

The following table presents the status of our lines of credit as of December 31, 2016:

(in thousands)	Line Limit	In Use On December 31, 2016	Restricted due to Outstanding Letters of Credit	Available on December 31, 2016	Available on December 31, 2015
Otter Tail Corporation Credit Agreement	$130,000	$—	$—	$130,000	$90,334
Otter Tail Power Company Credit Agreement	170,000	42,883	50	127,067	148,694
Total	$300,000	$42,883	$50	$257,067	$239,028

On October 31, 2016 both the Otter Tail Corporation and the Otter Tail Power Company credit agreements were amended to extend the expiration dates by one year from October 29, 2020 to October 29, 2021. Also, the line limit on the Otter Tail Corporation Credit Agreement was reduced from $150 million to $130 million.

On September 23, 2016 the corporation entered into a note purchase agreement for the issuance of $80 million aggregate principal amount of our 3.55% Guaranteed Senior Notes due December 15, 2026 (the 2026 Notes) in a private placement transaction. The corporation issued the 2026 Notes on December 13, 2016, and used the proceeds from the issuance to repay existing debt, including the remaining $52,330,000 of its 9.000% Senior Notes due December 15, 2016.

The corporation sold 1,014,115 shares of common stock for the year ended December 31, 2016 and received net cash proceeds of $32.8 million through its At-the-Market offering program. The corporation also received $11.1 million in net cash proceeds from the issuance of 356,399 shares of common stock during the year through its other equity plans. The corporation’s financing plans are subject to change depending on capital expenditures, internal cash generation and general market conditions.

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2016 Segment Performance Summary

Electric

($s in thousands)	2016	2015	Change	% Change
Retail Electric Revenues	$376,610	$364,614	$11,996	3.3
Wholesale Electric Revenues	4,584	2,499	2,085	83.4
Net Revenue – Energy Trading Activity	—	186	(186)	(100.0)
Other Electric Revenues	46,189	39,832	6,357	16.0
Total Electric Revenues	$427,383	$407,131	$20,252	5.0
Net Income	$49,829	$48,370	$1,459	3.0
Heating Degree Days	5,314	5,633	(319)	(5.7)
Cooling Degree Days	451	483	(32)	(6.6)

The following table shows heating and cooling degree days as a percent of normal:

	2016	2015
Heating Degree Days	84.1%	88.2%
Cooling Degree Days	97.4%	103.4%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2016 and 2015 and between the years:

	2016 vs Normal	2015 vs Normal	2016 vs 2015
Effect on Diluted Earnings Per Share	$(0.067)	$(0.044)	$(0.023)

Retail electric revenues increased $12.0 million as a result of:

•	A $7.4 million increase in retail revenue, net of an estimated refund, related to a 9.56% interim rate increase implemented in April 2016 in conjunction with Otter Tail Power Company’s 2016 general rate increase request in Minnesota.

•	A $4.4 million increase in Environmental Cost Recovery rider revenue due to the recovery of additional investment and costs related to the operation of the air quality control system (AQCS) at Big Stone Plant that was placed in service in December 2015.

•	A $4.3 million increase in revenue related to an increase in retail kwh sales, mainly to pipeline customers.

•	A $2.2 million increase in Transmission Cost Recovery rider revenues related to increased investment in transmission plant.

•	A $1.7 million increase in Conservation Improvement Program (CIP) cost recovery revenues directly related to additional CIP activities.

offset by:

•	A $5.7 million decrease in fuel and purchased power cost recovery revenues mainly due to an 11.4% decrease in kwhs purchased, partially offset by a 19.7% kwh increase in generation.

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•	A $1.6 million decrease in revenues related to decreased consumption due to milder weather in 2016, evidenced by a 5.7% reduction in heating-degree days and 6.6% reduction in cooling-degree days between the years.

•	A $0.6 million decrease in Renewable Resource Adjustment rider revenues in North Dakota, which were down as a result of earning more federal Production Tax Credits (PTCs) to pass back to customers due to a 3.6% increase in kwhs generated from wind turbines eligible for PTCs.

A $2.1 million increase in revenue from wholesale electric sales from company-owned generation was partially offset by a $1.5 million increase in fuel costs for wholesale generation, resulting in a $0.6 million increase in wholesale revenue net of fuel costs as increased plant availability in 2016 provided greater opportunity for Otter Tail Power Company to respond to market demand.

Other electric revenues increased $6.4 million as a result of:

•	A $4.8 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues, mainly driven by increased investment in regional transmission lines and related returns on and recovery of Capacity Expansion 2020 and MISO-designated Multi-Value Project investment costs and operating expenses.

•	A $3.0 million increase in MISO network integration transmission service revenues due to a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and joining the Southwest Power Pool (SPP) in 2016.

offset by:

•	A $1.3 million decrease in revenue related to a reduction in integrated transmission agreement revenues from two regional transmission providers related to the curtailment of services under one agreement and the discontinuance of another agreement.

Production fuel costs increased $12.0 million as a result of a 27.1% increase in kwhs generated from our steam-powered and combustion turbine generators related to Big Stone Plant being fully operational in 2016 after the tie in of the AQCS in 2015, as well as Coyote Station being available to run at full load in 2016 after being restricted to half load in 2015 because of boiler feed water pump problems.

The cost of purchased power to serve retail customers decreased $14.9 million due to an 11.4% decrease in kwhs purchased in combination with an 8.7% decrease in the cost per kwh purchased. Greater availability of company-owned generation in 2016 reduced the need to purchase electricity to serve retail load. The decreased cost per kwh purchased was driven by lower market demand mainly resulting from milder weather in 2016 compared with 2015.

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Electric operating and maintenance expenses increased $10.5 million as a result of:

•	$3.7 million in transmission expenses from the SPP as a result of a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and joining the SPP in 2016.

•	A $1.9 million increase in pollution control reagent costs at Big Stone Plant and Coyote Station related to compliance with Environmental Protection Agency power plant emission regulations.

•	A $1.7 million increase in CIP program expenditures related to additional CIP activities.

•	A $1.3 million increase in MISO transmission service charges due to increased transmission investment by other MISO members.

•	A $1.1 million increase in storm repair expenses associated with excessive storm damage in Otter Tail Power Company’s Minnesota service area in July 2016 and in its North Dakota and South Dakota service areas in December 2016.

•	$0.8 million related to increases in other expense categories.

Depreciation and amortization expense increased $9.0 million mainly due to the AQCS at Big Stone Plant being placed in service in December 2015 along with increased investment in transmission assets with the final phases of the Fargo-Monticello and Brookings-Southeast Twin Cities 345-kV transmission lines placed in service near the end of the first quarter of 2015.

The $0.8 million increase in property tax expense is related to property additions in Minnesota and North Dakota in 2015.

Manufacturing

(in thousands)	2016	2015	Change	% Change
Operating Revenues	$221,289	$215,011	$6,278	2.9
Net Income	$5,694	$4,247	$1,447	34.1

At BTD, revenues increased $9.8 million due to:

•	A $15.4 million increase in revenues at BTD-Georgia as a result of BTD owning and operating this plant for the entire year of 2016 compared to four months in 2015.

•	A $9.6 million increase in revenues mainly related to the production of wind tower components.

offset by:

•	A $15.2 million decrease in revenues related to lower sales to manufacturers of recreational and agricultural equipment due to softness in end markets served by those manufacturers.

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Cost of products sold at BTD increased $1.7 million. This includes a $15.5 million increase in cost of products sold at BTD-Georgia, offset by a $13.8 million net decrease in cost of products sold at BTD’s other facilities. The $13.8 million decrease is related to the decrease in sales, partially offset by an increase in costs of products sold at BTD’s Illinois plant as a result of the increase in the production of wind tower components. Operating expenses at BTD increased $1.4 million, of which $1.2 million was due to operating BTD-Georgia for the entire year of 2016 compared to only the last four months of 2015. Depreciation and amortization expenses at BTD increased $4.1 million, including a $2.3 million increase at BTD-Georgia and a $1.8 million increase at BTD’s other plants mainly as a result of placing new assets in service in Minnesota in 2015 and 2016. BTD’s year over year $2.0 million increase in net income includes an increased net loss at BTD-Georgia of $2.3 million.

At T.O. Plastics revenues decreased $3.5 million, including:

•	A $3.0 million decrease in revenue related to a continued decline in sales to a customer insourcing product into its own manufacturing facilities.

•	A $0.6 million decrease in sales of horticultural products due to sales execution challenges, including lower sales to a major distributor.

offset by:

•	A net $0.1 million increase in sales of other products in the industrial and life sciences markets.

Cost of products sold at T.O. Plastics decreased $1.9 million related to the decrease in sales. Operating expenses at T.O. Plastics decreased $0.4 million, primarily as a result of a $0.5 million decrease in selling expenses. Depreciation expense at T.O. Plastics decreased $0.2 million between the years. Net income at T.O. Plastics decreased $0.5 million mainly due to the decrease in sales between the years.

Plastics

(in thousands)	2016	2015	Change	% Change
Operating Revenues	$154,901	$157,758	$(2,857)	(1.8)
Net Income	$10,628	$12,108	$(1,480)	(12.2)

The $2.9 million decrease in Plastics segment revenues is the result of an 11.2% decrease in the price per pound of pipe sold, partially offset by a 10.5% increase in pounds of pipe sold. The decline in sales price per pound is related to lower raw material prices between the periods. Increased pipe sales in Colorado, Utah and the South Central and Northwest regions of the United States were partially offset by decreased sales volumes in Montana, South Dakota and Minnesota. Cost of products sold increased $0.4 million due to the increase in sales volume, partly offset by a 9.2% decrease in the cost per pound of polyvinyl chloride (PVC) pipe sold, as sales prices declined more than raw material prices. Lower margins have resulted in reduced incentive compensation, which is the primary factor contributing to a $0.4 million decrease in Plastics segment operating expenses.

The PVC pipe industry is highly sensitive to commodity raw material pricing volatility. Historically, when resin prices are rising or stable, margins and sales volume have been higher and when resin prices are falling, sales volumes and margins have been lower.

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Corporate

The $2.0 million decrease in Corporate costs net-of-tax between the years was due to:

•	$1.4 million in nontaxable benefit proceeds and cash value increases from corporate-owned life insurance in 2016.

•	A $0.3 million reduction in corporate operating costs.

•	A $0.2 million increase in income tax savings due to unitary and apportionment tax adjustments.

•	A $0.1 million net-of-tax gain on the sale of an investment in tax-credit-qualified low income housing rental property in 2016.

Fourth Quarter 2016 Consolidated Results

(in thousands, except per share amounts)	4th Quarter 2016	4th Quarter 2015	Change
Revenues – Continuing Operations	$196,640	$188,787	$7,853
Operating Income – Continuing Operations	$29,156	$29,763	$(607)
Net Income – Continuing Operations	$17,397	$15,442	$1,955
Diluted earnings per share – Continuing Operations	$0.44	$0.41	$0.03

The increase in fourth quarter 2016 net income from continuing operations compared with the fourth quarter 2015 was primarily driven by our Electric and Plastics segments.

•	Electric segment net income increased $1.6 million between quarters as a result of the interim rate increase in Minnesota, increased rider revenues, increased sales to commercial and industrial customers and increased kwh sales due to colder weather in the fourth quarter of 2016 compared with the fourth quarter of 2015. A $1.0 million decrease in Electric segment income tax expense reflected in a reduced effective tax rate from 30.2% in the fourth quarter of 2015 to 24.6% in the fourth quarter of 2016. The change in the effective tax rate between the quarters was the result of recording the effects of the December 2015 tax law changes in the fourth quarter of 2015 and an increase in the amount of federal PTCs earned in the fourth quarter of 2016.

•	Plastics segment net income increased $0.5 million due to a 6% increase in volume of pipe sold while pipe prices declined 6% causing operating margins to be down between the quarters. The increase in Plastics segment earnings was due to lower effective tax rates between the quarters due to recording a Section 199 Domestic Production Activities Deduction in 2016 and not recording one in 2015.

•	Manufacturing segment net loss was lower by $0.2 million between the quarters due to improved quarter over quarter performance by T.O. Plastics.

•	Corporate costs, net-of-tax, were higher by $0.3 million between the quarters.

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2017 Business Outlook

We anticipate 2017 diluted earnings per share to be in the range of $1.60 to $1.75. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses, and reflects current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments and strategies for improving future operating results. We expect capital expenditures for 2017 to be $149 million compared with actual cash used for capital expenditures of $161 million in 2016. Major projects in our planned expenditures for 2017 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2017 earnings per share guidance range compared with 2016 actual earnings are as follows:

	2016 EPS by Segment	2017 EPS Guidance
		Low	High
Electric	$1.29	$1.31	$1.34
Manufacturing	$0.15	$0.17	$0.21
Plastics	$0.27	$0.26	$0.30
Corporate	($0.11)	($0.14)	($0.10)
Total – Continuing Operations	$1.60	$1.60	$1.75

Contributing to our earnings guidance for 2017 are the following items:

•	We expect 2017 Electric segment net income to be higher than 2016 segment net income based on:

o	Normal weather for 2017. Milder than normal weather in 2016 negatively impacted diluted earnings per share by $0.07 compared to normal.

o	Constructive outcome of a rate case filed in Minnesota on February 16, 2016 with a full year of increased rates compared with 8.5 months in 2016. The Minnesota Public Utilities Commission determines our rates. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We cannot provide assurance our interim rates will become final and that our modifications to our original request will ultimately be approved.

o	Rider recovery increases, including transmission riders related to the Electric segment’s continuing investments in its share of the Multi-Value transmission projects in South Dakota.

o	Expected increases in sales to pipeline and commercial customers.

offset by:

o	Increased operating and maintenance expenses of $0.06 per share due to inflationary increases and increasing costs of medical, workers compensation and retiree medical benefits. Included is an increase in pension costs as a result of a decrease in the discount rate from 4.76% to 4.60% and a decrease in the assumed long-term rate of return on plan assets from 7.75% to 7.50%.

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o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	Lower CIP incentives of $0.04 per diluted share in Minnesota as a result of program changes made by the state. We estimate the implementation of the new CIP financial incentive model will reduce these incentives by approximately 50% compared to the previous incentive mechanism.

o	Increased costs related to contractual price increases in certain capacity agreements.

•	We expect 2017 net income from our Manufacturing segment to increase over 2016 due to:

o	Increased sales of 4.5% coming primarily from the lawn and garden end markets. We continue to see soft end markets in agriculture, oil and gas.

o	Improved margins on parts and tooling sales given improved productivity across all of BTD’s locations and lower interest costs as a result of the refinancing of long-term debt completed in the fourth quarter of 2016.

o	An increase in earnings from T.O. Plastics mainly driven by year over year sales growth in our horticulture and custom markets and lower interest costs as a result of the refinancing of long-term debt completed in the fourth quarter of 2016.

o	Backlog for the manufacturing companies of approximately $118 million for 2017 compared with $134 million one year ago.

•	We expect 2017 net income from the Plastics segment to be similar to 2016. Sales volumes in 2017 are expected to be down compared with 2016 due to lower sales in the Southern California and Texas markets offset by strengthening sales prices resulting in improved operating margins year over year. The Plastics segment also benefits from lower interest costs as a result of the refinancing of long-term debt completed in the fourth quarter of 2016.

•	Corporate costs in 2017 are expected to be in line with 2016 costs.

The following table shows our 2016 capital expenditures and 2017 through 2021 anticipated capital expenditures and electric utility average rate base:

(in millions)	2015	2016		2017	2018	2019	2020	2021
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation				$3	$80	$288	$71	$20
Transmission				88	49	11	11	7
Other				44	44	47	48	51
Total Electric Segment		$150		$135	$173	$346	$130	$78
Manufacturing and Plastics Segments		11		14	17	15	14	14
Total Capital Expenditures		$161		$149	$190	$361	$144	$92
Total Electric Utility Average Rate Base	$919	$1,001	*	$1,063	$1,118	$1,267	$1,396	$1,419

*Estimated.

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The consolidated capital expenditure plan for the 2017-2021 time period calls for $936 million based on the need for additional wind and solar in rate base and capital spending for a natural gas-fired plant that is expected to replace Hoot Lake Plant when it is retired in 2021. Taking into account the increased capital expenditure plan, our compounded annual growth rate in rate base is projected to be 7.5% over the 2015 to 2021 timeframe.

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2017 through 2021 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, February 7, 2017, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2017 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of our customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

•	We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

•	Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

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•	The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

•	We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

•	Economic conditions could negatively impact our businesses.

•	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

•	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

•	We are subject to risks associated with energy markets.

•	Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

•	We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

•	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

•	Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

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•	Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

•	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2016 and 2015 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

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Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2016	2015	2016	2015
Operating Revenues by Segment
Electric	$113,741	$102,053	$427,383	$407,131
Manufacturing	50,846	54,519	221,289	215,011
Plastics	32,060	32,227	154,901	157,758
Intersegment Eliminations	(7)	(12)	(34)	(96)
Total Operating Revenues	196,640	188,787	803,539	779,804
Operating Expenses
Fuel and Purchased Power	34,053	28,887	118,018	120,894
Nonelectric Cost of Products Sold (depreciation included below)	66,229	70,120	295,222	295,032
Electric Operating and Maintenance Expense	36,019	32,839	151,225	140,768
Nonelectric Operating and Maintenance Expense	9,374	7,964	40,264	40,021
Depreciation and Amortization	18,317	16,026	73,445	60,363
Property Taxes - Electric	3,492	3,188	14,266	13,512
Total Operating Expenses	167,484	159,024	692,440	670,590
Operating Income (Loss) by Segment
Electric	26,757	25,744	90,131	87,171
Manufacturing	(273)	196	11,769	10,086
Plastics	4,203	4,448	18,142	21,272
Corporate	(1,531)	(625)	(8,943)	(9,315)
Total Operating Income	29,156	29,763	111,099	109,214
Interest Charges	7,890	7,985	31,886	31,160
Other Income	474	704	2,905	2,177
Income Tax Expense – Continuing Operations	4,343	7,040	20,081	21,642
Net Income (Loss) by Segment – Continuing Operations
Electric	15,630	14,019	49,829	48,370
Manufacturing	(414)	(563)	5,694	4,247
Plastics	2,645	2,189	10,628	12,108
Corporate	(464)	(203)	(4,114)	(6,136)
Net Income from Continuing Operations	17,397	15,442	62,037	58,589
Discontinued Operations
Income (Loss) - net of Income Tax Expense (Benefit) of $24, $1,334, $138 and ($1,539) for the respective periods	113	(1,088)	284	(5,404)
Impairment Loss - net of Income Tax Benefit of $0	—	—	—	(1,000)
Gain on Disposition - net of Income Tax Expense of $37 and $4,530 for the respective periods	—	228	—	7,160
Net Income (Loss) from Discontinued Operations	113	(860)	284	756
Net Income	$17,510	$14,582	$62,321	$59,345
Average Number of Common Shares Outstanding:
Basic	39,236,861	37,728,094	38,546,459	37,494,986
Diluted	39,551,835	37,868,416	38,731,010	37,668,026

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.45	$0.41	$1.61	$1.56
Discontinued Operations	—	(0.02)	0.01	0.02
	$0.45	$0.39	$1.62	$1.58
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.44	$0.41	$1.60	$1.56
Discontinued Operations	—	(0.02)	0.01	0.02
	$0.44	$0.39	$1.61	$1.58

14

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	December 31,
	2016	2015

Current Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable:
Trade—Net	68,242	62,974
Other	5,850	9,073
Inventories	83,740	85,416
Unbilled Revenues	20,080	17,869
Income Taxes Receivable	662	4,000
Regulatory Assets	21,297	18,904
Other	8,144	8,453
Total Current Assets	208,015	206,689

Investments	8,417	8,284
Other Assets	34,104	32,784
Goodwill	37,572	39,732
Other Intangibles—Net	14,958	15,673
Regulatory Assets	132,094	127,707

Plant
Electric Plant in Service	1,860,357	1,820,763
Nonelectric Operations	211,826	201,343
Construction Work in Progress	153,261	79,612
Total Gross Plant	2,225,444	2,101,718
Less Accumulated Depreciation and Amortization	748,219	713,904
Net Plant	1,477,225	1,387,814
Total	$1,912,385	$1,818,683

15

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	December 31,
	2016	2015

Current Liabilities
Short-Term Debt	$42,883	$80,672
Current Maturities of Long-Term Debt	33,201	52,422
Accounts Payable	89,350	89,499
Accrued Salaries and Wages	17,497	16,182
Accrued Taxes	16,000	14,827
Other Accrued Liabilities	15,377	15,416
Liabilities of Discontinued Operations	1,363	2,098
Total Current Liabilities	215,671	271,116

Pensions Benefit Liability	97,627	104,912
Other Postretirement Benefits Liability	62,571	48,730
Other Noncurrent Liabilities	21,706	23,854

Deferred Credits
Deferred Income Taxes	226,591	207,669
Deferred Tax Credits	22,849	24,506
Regulatory Liabilities	82,433	77,432
Other	7,492	11,595
Total Deferred Credits	339,365	321,202

Capitalization
Long-Term Debt—Net	505,341	443,846

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	196,741	189,286
Premium on Common Shares	337,684	293,610
Retained Earnings	139,479	126,025
Accumulated Other Comprehensive Loss	(3,800)	(3,898)
Total Common Equity	670,104	605,023
Total Capitalization	1,175,445	1,048,869
Total	$1,912,385	$1,818,683

16

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Net Income	$62,321	$59,345
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	—	(7,160)
Net (Income) Loss from Discontinued Operations	(284)	6,404
Depreciation and Amortization	73,445	60,363
Deferred Tax Credits	(1,657)	(1,878)
Deferred Income Taxes	19,124	26,027
Change in Deferred Debits and Other Assets	(10,090)	11,407
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	14,685	20,524
Allowance for Equity (Other) Funds Used During Construction	(857)	(1,303)
Change in Derivatives Net of Regulatory Deferral	—	(14,736)
Stock Compensation Expense – Equity Awards	3,178	1,716
Other—Net	7	(80)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(944)	(1,746)
Change in Inventories	1,874	1,960
Change in Other Current Assets	(2,541)	(210)
Change in Payables and Other Current Liabilities	11,941	(15,150)
Change in Interest Payable and Income Taxes Receivable/Payable	3,339	(3,943)
Net Cash Provided by Continuing Operations	163,541	131,540
Net Cash Used in Discontinued Operations	(155)	(14,000)
Net Cash Provided by Operating Activities	163,386	117,540
Cash Flows from Investing Activities
Capital Expenditures	(161,259)	(160,084)
Proceeds from Disposal of Noncurrent Assets	4,837	3,590
Acquisition Purchase Price Cash Received (Paid)	1,500	(30,806)
Cash Used for Investments and Other Assets	(4,402)	(6,302)
Net Cash Used in Investing Activities - Continuing Operations	(159,324)	(193,602)
Net Proceeds from Sale of Discontinued Operations	—	39,401
Net Cash Used in Investing Activities - Discontinued Operations	—	(1,769)
Net Cash Used in Investing Activities	(159,324)	(155,970)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(3,363)	2,857
Net Short-Term (Repayments) Borrowings	(37,789)	69,818
Proceeds from Issuance of Common Stock	44,435	14,233
Common Stock Issuance Expenses	(562)	(451)
Payments for Retirement of Capital Stock	(104)	(1,596)
Proceeds from Issuance of Long-Term Debt	130,000	—
Short-Term and Long-Term Debt Issuance Expenses	(888)	(312)
Payments for Retirement of Long-Term Debt	(87,547)	(212)
Dividends Paid and Other Distributions	(48,244)	(46,223)
Net Cash (Used in) Provided by Financing Activities - Continuing Operations	(4,062)	38,114
Net Cash Provided by Financing Activities - Discontinued Operations	—	316
Net Cash (Used in) Provided by Financing Activities	(4,062)	38,430
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—

17